Exhibit 10.23

FIFTH AMENDMENT TO LEASE

Agreement as of the 31st day of May, 2016, by and between Zoom Group LLC, a Massachusetts limited liability company, as Landlord, and Ginkgo Bioworks, Inc., a Delaware corporation, as Tenant.

Whereas, Landlord and Tenant did enter into, execute and deliver that certain Lease Agreement dated as of December 22, 20 11, amended by a First Amendment to Lease dated April 2012, a Second Amendment to Lease dated August 1, 2014, a Third Amendment to Lease dated August 15, 2014, and a Fourth Amendment dated May J, 2016 (as amended, the “Lease”) with respect to a certain leasehold premises more particularly described in said Lease; and

Whereas, Landlord and Tenant did enter into, execute and deliver a certain License Agreement dated October 2015 for temporary use of certain space (the “License Agreement”); and

Whereas, Landlord and Tenant have agreed to expand the premises that are subject to the Lease by including the space that was defined as the First Right of Refusal Premises in the Lease, extend the Term of the Lease, modify the Rent payable under the Lease and provide Tenant with certain rights with respect to other portions of the Building and wish to amend the Lease to reflect the agreements of the parties.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Capitalized terms used herein shall have the meaning ascribed to them in the Lease except as explicitly defined otherwise herein.

2. Premises. The first paragraph of the description of the Premises in the Basic Lease Information is deleted in its entirety and the following paragraph is substituted therefore:

“Approximately 37,150 rentable square feet (the “Premises Rentable Area”) consisting of:

(a)	11,565 rentable square feet in southeast comer of the eighth floor (the “Original Premises”);

(b)	6,785 rentable square feet on the eighth floor (the “Expansion Premises”);

(c)	1,980 rentable square feet on the eighth floor (the “Second Expansion Premises”); and

(d)	16,820 rentable square feet shown on Exhibits 4A-1 and 4A-2 attached herewith (the “Future Expansion Premises”) and consisting of:

(i)

7,955 rentable square feet on the eighth floor currently under the License Agreement (the “Third Expansion Premises”) to be delivered by Landlord and become a part of the Premises on the Third Expansion Premises Commencement Date;

(ii) 450 rentable square feet of storage space on the first floor (the “Fourth Expansion Premises”) to be delivered by Landlord and become a part of the Premises on the Fourth Expansion Premises Commencement Date; and

(iii) 8,415 rentable square feet on the eighth floor and occupied currently by Air Graphics, Bentley and North Star (the “Fifth Expansion Premises) to be delivered by Landlord and become a part of the Premises on the Fifth Expansion Premises Commencement Date.

Landlord and Tenant acknowledge and agree that Tenant’s appurtenant rights with respect to the rooftop as set forth in the second paragraph of the Premises description remain in full force and effect. Furthermore, Landlord hereby grants Tenant the right to use so much of the area shown on Exhibit RR as is reasonably necessary to place Tenant’s rooftop equipment, which equipment shall (a) exclusively serve the Second and Future Expansion Premises and (b) be placed upon the rooftop area in a reasonably efficient manner, subject to Landlord’s approval, not to be unreasonably withheld, delayed or conditioned.

3 Right of First Refusal. Landlord and Tenant acknowledge that the Fifth Expansion Premises are a portion of the premises described in the Lease as the First Right of Refusal Premises. Tenant’s Right of First Refusal respecting such portion of such premises shall terminate and be null and void upon the execution and delivery of this Fifth Amendment to Lease. Prior to the delivery of the Future Expansion Premises, Landlord will not enter into any new lease that encumbers the Future Expansion Premises beyond the Commencement Date for the Future Expansion Premises nor will Landlord enter into any amendment to lease with the tenants that occupy any portion of the Fifth Expansion Premises that extends the tenant’s right to remain in their premises beyond the Commencement Date for the Future Expansion Premises.

4. Third Expansion Premises Commencement Date. The following shall be added to the definitions of the Lease: “Third Expansion Premises Commencement Date: June 1, 2016”.

5. Expansion Rights. Tenant’s right to expand onto the Fifth Floor Expansion Area or any other area in the Building is reaffirmed to have been rescinded and superseded by the Lease as amended by this Fifth Amendment to Lease.

6. License Agreement. The License Agreement shall be null and void as of the Third Expansion Premises Commencement Date having been superseded by the provisions of this Fifth Amendment to Lease. ·

7. Renewal Option. Tenant’s Renewal Option as outlined in the Lease as Exhibit J remains in full force and affect and is hereby expanded to include the Second Expansion Premises and so much of the Future Expansion Premises as Tenant shall actually occupy. Tenant’s Renewal Option for the Second Expansion Premises as set forth in the Fourth Amendment is hereby terminated and rendered null and void and superseded by the provisions of this Fifth Amendment to Lease.

8. Delivery. A. Landlord and Tenant agree that the Original Premises, Expansion Premises, Second Expansion Premises and Third Expansion Premises have been satisfactorily delivered to Tenant, provided that the Third Expansion Premises shall have an electrical capacity equal to twenty-two (22) watts per rentable square foot as of the Fifth Expansion Premises Commencement Date. Landlord also agrees that it will not reduce the current electrical capacity of the Third Expansion Premises.

B. The Fourth Expansion Premises shall be delivered demised, code compliant and in broom clean condition for use for storage purposes with a new 4 feet wide by 8 feet high lockable metal door, adequate lighting, newly painted walls and ceilings and a sealed concrete floor, and an electrical capacity of 13 watts per rentable square foot. The date on which the Fourth Expansion Premises is delivered to Tenant in accordance with the foregoing shall be the “Fourth Expansion Area Commencement Date”, which date shall not be later than ninety (90) days after the date of this Fifth Amendment, provided however that the failure of Landlord to deliver the Fourth Expansion Premises on or before such date shall not constitute a default by Landlord under the Lease, and Tenant shall have no claim or offset against Landlord so long as the Fourth Expansion Area Commencement Date occurs no later than six (6) months after the date of this Fifth Amendment. If the Fourth Expansion Area Commencement Date does not occur within six (6) months after the date of this Fifth Amendment, then Tenant shall have the option, exercisable by written notice to Landlord prior to the delivery of the Fourth Expansion Area to Tenant, to terminate the Lease with respect to the Fourth Expansion Area and receive a payment from Landlord or credit against Rent next coming due equal to $20,000.

C. The Fifth Expansion Premises shall be delivered by Landlord in broom clean condition with all existing systems in good working order but otherwise in “as-is” condition on February 1, 2020 (the “Fifth Expansion Premises Commencement Date”). As of such date, the overall electrical capacity of the Second Expansion Premises and the Future Expansion Premises shall be equal to twenty-two (22) watts per rentable square foot.

D. Tenant hereby acknowledges that Landlord’s ability to deliver the Fifth Expansion Premises to Tenant is subject to the existing rights of Air Graphics and Bentley Prince. Provided that Landlord makes commercially reasonable efforts, Landlord will not be in default of the Lease if it is not able to deliver the Fifth Expansion Premises as of such date and Tenant shall have no claim or offsets against Landlord; provided, however, in the event that Landlord is unable to deliver the Fifth Expansion Premises in its entirety by April 1, 2020, then Tenant shall have the option (“Tenant’s Termination Option”), exercisable by written notice to Landlord, to terminate the Lease as to the Second and Fifth Expansion Premises, unless sooner terminated or extended in accordance with the provisions of the Lease. In the event that Tenant exercises Tenant’s Termination Option, the First Party Wall Door (as defined below) shall remain in place and Tenant shall have the appurtenant right to access and use such First Party Wall Door for access to and egress from the Premises and to move goods, supplies and equipment through the First Party Wall Door into and out of the Premises for the remaining term of the Lease. In addition, in the event that Tenant exercises Tenant’s Termination Option, Tenant shall pay a termination fee to Landlord equal to the unamortized portion of the sum of (i) the amount of the Initial Tenant Allowance already paid by Landlord to Tenant, if any, in excess of the sum of the Existing Allowance and the Additional Allowance (i.e., the portion representing the Extension Allowance) as those terms are defined in Section 14 below, and (ii) the broker’s fee paid to the Columbia Group in connection with this transaction in the amount of $16,434. Such sum shall be amortized on a straight line basis over the period from May 1, 2016 (the commencement date of the Second Expansion Premises Term) to January 31, 2027 (the expiration date of the Term).

Tenant acknowledges and agrees that Landlord’s landlord/tenant relationship with Air Graphics, Bentley Prince and all other tenants in the Building is a significant concern to Landlord and Landlord’s business and operation of the Building. Any attempt by Tenant to negotiate terms of a modification, sublease or termination of the lease of any other tenant in the Building shall be deemed to be an interference with the contractual relationship of Landlord and such other tenant. Tenant shall not attempt to negotiate the terms of any other lease in the Building with the other tenant. In the event of a breach of the provisions of this paragraph Landlord shall be entitled to all damages that Landlord would be entitled to in the event of a breach and shall in addition be entitled to damages that Landlord may suffer as a result of such breach.

9. Term. The Term of the Lease, including the Term of the Second Expansion Premises, is hereby extended to January 31, 2027, subject to earlier termination as provided in the Lease, as amended hereby.

10. Rent. The definition of Basic Rent in the Basic Lease Information is amended by adding the following:

(a) Basic Rent for the Original Premises and the Expansion Premises shall remain as set forth in the Lease, until the end of the original Term (that is, February 29, 2024), at which time Basic Rent shall be payable in accordance with Exhibit RS attached hereto.

(b) Basic Rent for the Second Expansion Premises shall remain as set forth in the Lease until the end of the Second Expansion Term, as defined in the Fourth Amendment to Lease (that is, February 29, 2020), at which time Basic Rent shall be payable in accordance with Exhibit RS attached hereto.

(c) Basic Rent for the Third, Fourth and Fifth Expansion Premises shall be payable in accordance with Exhibit RS attached hereto.

Notwithstanding anything to the contrary above or in Exhibit RS, Basic Rent, but not Additional Rent, for (i) the Fourth Expansion Premises shall be waived for the first five (5) months after the Fourth Expansion Premises Commencement Date, and (ii) the Fifth Expansion Premises shall be waived for the first five (5) months after the Fifth Expansion Premises Commencement Date.

11. Tenant’s Proportionate Share. The definition of Tenant’s Proportionate Share in the Basic Lease Information is deleted and the following is substituted:

“Tenant’s Proportionate Share: (a) 7.63% prior to the Third Expansion Premises Commencement Date, (b) 10.62% following the Third Expansion Premises Commencement Date, (c) 10.79% following the Fourth Expansion Premises Commencement Date, (d) and 13.95% following the Fifth Expansion Premises Commencement Date.”

12. Additional Rent. The definition of Additional Rent in Section 4(b) of the Lease and Tenant’s obligation to pay the same is reaffirmed. For the period from October 1, 2015 and ending September 30, 2016, the amount of Taxes billed to Landlord by the EDIC is $217,245.96.

Landlord’s good faith estimate, without warranty or representation, is that the Taxes will increase by five percent (5%) for the period from October 1, 2016 to September 30, 2017. Landlord is not able to make any estimate, warranty or representation with respect to Taxes after September 30, 2017.

13. Security Deposit. The definition of Security Deposit in the Basic Lease Information is amended by adding, “The existing security deposit shall be increased from $159,500.00 in cash to $386,500.00 in cash with the increase ($227,000.00) due and payable upon the execution of this Fifth Amendment to Lease. If the Fifth Expansion Premises is delivered by Landlord and Tenant does not exercise its Termination Option, the Security Deposit shall further increase by $160,000.00 to a total of $546,500.00. In the event that Tenant does exercise its Termination Option, the Security Deposit will be reduced from $386,500.00 by $49,500.00 to $337,000.00. To effect such reduction, no later than fifteen (15) days after Tenant’s exercise of Tenant’s Termination Option, Landlord shall return to tenant an amount equal to the difference between the Security Deposit then being held by Landlord and $337,000.00.

14. Tenant Improvements. Tenant shall be responsible for any and all Improvements or Alterations to the Future Expansion Premises suitable for Tenant’s occupation and use of the Future Expansion Premises, for the uses permitted pursuant to the Lease (the “Future Expansion Improvements”). All such Future Expansion Improvements shall be approved and completed in accordance with the provisions of Section 8 of the Lease, except to the extent that the following provisions supersede Section 8.

(a) Landlord has provided for a Tenant Allowance for the Second Expansion Premises (the “Second Expansion Improvements”) in the Fourth Amendment (the “Existing Allowance”), which Existing Allowance has not been drawn by Tenant and remains available to Tenant, subject to the terms and conditions of the Fourth Amendment.

(b) Landlord shall provide an additional allowance equal to the sum of (i) $504,300.00 (the “Additional Allowance”) and (ii) in consideration of the extension of Term of the Second Expansion Premises, an amount equal to $0.50 per Rentable Square Foot located in the Second Expansion Premises (the “Extension Allowance” and, together with the Existing Allowance and the Additional Allowance, the “Initial Tenant Allowance”). Tenant may use the Initial Tenant Allowance towards funding the Second Expansion Improvements and the Future Expansion Improvements within the Third Expansion Premises and the Fourth Expansion Premises, and no other portion of the Premises.

(c) Upon the Fifth Expansion Premises Commencement Date, Landlord shall provide an additional allowance equal to $0,50 per Rentable Square Foot of the Fifth Expansion Premises (the “Second Tenant Allowance” and with the Initial Tenant Allowance, the “Tenant Allowance”) for each month then remaining of the Term that Tenant may use towards funding the Future Expansion Improvements within the Fifth Expansion Premises, and no other portion of the Premises. In the event that Tenant exercises Tenant’s Termination Option, Tenant shall not be entitled to the Second Tenant Allowance and no additional allowance shall be provided by Landlord.

Fifty percent (50%) of the respective Tenant Allowance shall be paid upon completion of all rough inspections by the City of Boston Inspectional Services Department within the particular Expansion Premises, and the remaining fifty percent (50%) shall be paid upon delivery to Landlord of (i) a final Certificate of Occupancy issued by Boston Inspectional Services for the respective Expansion Premises and (ii) lien waivers from all contractors or other satisfactory evidence that all contractors have been paid or will be paid in full for all work that has been done to the Premises. All payments to Tenant by Landlord shall be made within ten (10) business days of billing by Tenant.

() All plans for the Future Expansion Improvements or any other improvements to the Premises must be approved by Landlord, as required by Section 8(a), which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for all space planning for the Expansion Improvements.

(e) Construction of the Future Expansion Improvements and any other improvements to the Premises shall be completed fully in compliance with the provisions of Section 8 of the Lease, and in particular, Sections 8(c) and 8(d).

(f) If Tenant shall phase the construction of any of its Second Expansion Improvements and Future Expansion Improvements, then the Tenant Allowance shall be paid by Landlord in accordance with the foregoing as to each such phase until the entire Tenant Allowance is exhausted. In illustration of the foregoing, if Tenant makes improvements to the Second Expansion Premises prior to undertaking improvements to the Fourth Expansion Premises, Tenant may utilize the Tenant Allowance with respect to such improvements to the Second Expansion Premises provided that the foregoing requirements of clauses (a) through (e) are satisfied with respect to such improvements.

15. Landlord’s Obligations. Section 7(a)(2) of the Lease is hereby amended by deleting the phrase “ventilation and air conditioning”. Until March 1, 2019, Landlord shall maintain the air conditioning systems in Tenant’s Original Premises (but not the Expansion Premises) but shall deliver the existing air conditioning in in any Expansion Premises in good working order to Tenant.

16. Parking – Exhibit H of the Lease is deleted in its entirely and replaced with the Exhibit H2 attached herewith.

17. Party Wall Agreement – Landlord shall cooperate in good faith with Tenant, the master lease tenant of 25 Drydock Avenue (the “25 Drydock Landlord”) and the EDIC to support Tenant in its efforts to secure a party wall agreement that permits an entryway between the Building and the building at 25 Drydock A venue (the “Party Wall Agreement”), a copy of which is attached hereto as Exhibit PWA. The intent of the Party Wall Agreement shall be to provide up to two (2) doorways (the “Party Wall Doors”) between the Building and the adjacent building at 25 Drydock A venue for Tenant’s exclusive use to provide passage between its respective leased premises in each building in accordance with. the Party Wall Agreement. Tenant shall submit plans to Landlord in accordance with the Lease, the approval of which plans Landlord shall not unreasonably withhold, condition or delay. Landlord here by approves the location of such doors in the locations shown on Exhibit DL. Subject to and conditional upon Landlord’s ability to recapture the space required by the double door of the plan which is currently leased space of Air Graphics, upon such terms and conditions as Landlord, in its sole and absolute discretion, shall approve, Tenant shall be permitted to install the First Party Wall Door as shown said Exhibit DL upon execution of this Fifth Amendment to Lease. Notwithstanding the foregoing, Landlord hereby approves the terms and conditions to recapture such space from Air Graphics attached hereto as Exhibit AGR. Tenant understands and agrees that there will be no discussion or agreement between Tenant and Air Graphics regarding this matter. Tenant shall be permitted to install the Second Party Wall Door upon the Fifth Expansion Premises Commencement Date. Any work on either of the Party Wall Doors shall require prior approval of Landlord in accordance with the provisions of Section 8 of the Lease, and any such construction after approval shall similarly comply with the provisions of Section 8. Tenant shall reimburse Landlord for all increased costs of security, fire safety and insurance reasonably incurred by Landlord as a result of the installation of the Party Wall Doors, if any, as Additional Rent. Tenant shall at all times maintain the Party Wall Doors in good working condition. Tenant shall take all necessary precautions, procedures and systems to (a) prevent any persons not authorized to be in the Premises from using the premises in 25 Drydock to access the Premises through the Party Wall Doors, and (b) ensure that access by visitors or employees and delivery of freight that is primarily or routinely destined to 25 Drydock use the common areas of that building for access instead of 27 Drydock for access. All work shall be at Tenant’s sole expense. Tenant shall maintain the passageways and associated improvements in good working order at all times throughout the Lease. Tenant shall allow Landlord, at Landlord’s cost, to install security camera(s) to monitor and record the passage between buildings. No Rent will be due to Landlord for its consent for this use nor. for its on-going continuance. Tenant will reimburse Landlord for all reasonable out-of-pocket costs associated with the Party Wall Agreement, including initial costs for preparation of the Agreement, approval of plans, oversight of the work by Landlord of its. agents (the “Initial Party Wall Costs”), as well as any reasonable costs that may occur from time to time related to the Tenant’s unique use of the party wall. The amount of the Initial Party Wall Costs to be reimbursed by Tenant shall not exceed $30,000. At the end of the Lease, or if Tenant’s lease shall terminate in the adjacent building, Tenant shall restore the party wall to its original condition pursuant to the terms of the Party Wall Agreement and upon such restoration the Party Wall Agreement shall be terminated. Tenant’s Allowance shall not be expended for the party wall improvements. The Party Wall Agreement will require the written consent of the EDIC. Landlord’s consent is contingent upon the consent of the EDIC. A breach by Tenant in the terms of the Party Wall Agreement shall be considered a material breach and cause of default under this Lease.

18. Single Floor Occupancy After the delivery of the Fifth Expansion Premises, Tenant may reconfigure the eighth floor to a code compliant single floor use while at all times functionally retaining existing improvements, whether common or of another tenant, that may pass through the Premises.

19. Broker.: Landlord and Tenant warrant and represent to the other that neither has dealt with any broker in connection with the consummation of this Fifth Amendment except NAI Hunneman for Landlord and Columbia Group Realty Advisors for Tenant. Landlord shall pay both brokers’ fees as agreed under separate contract with the Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorney’s fees, and other liability for any other commissions or compensation claimed in connection with First Amendment by and broker or agent claiming by, through or under the indemnifying party for amounts other than those specified in First Amendment.

20. Miscellaneous. Landlord and Tenant each hereby warrant and represent to the other that (i) the terms and conditions of the Lease have not been changed except as explicitly set forth herein; (ii) the Lease has not been cancelled or terminated; and (iii) to the knowledge of each, neither party is in default under the Lease and no condition exists which but for the passage of time or the giving notice or both, would constitute an Event of Default under the provisions of the Lease.

21. Notice of Lease. At the time of execution of this Fourth Amendment, Landlord and Tenant shall execute a Notice of Lease suitable for recording in the form attached hereto as Exhibit NOL.

Landlord and Tenant each hereby warrant and represent to the other that (i) each is duly authorized to enter into and consummate the transactions contemplated by this Fifth Amendment; and (ii) the person executing this Fifth Amendment for each is duly authorized to enter into this Fifth Amendment on its behalf.

Landlord and Tenant each hereby warrant and represent to the other that all forms of Rent and other obligations between parties are current and, to the knowledge of each, each has no claim on the other for any obligations of the Lease.

This Fifth Amendment may not be amended or modified except in writing signed by the parties hereto. In case any provision(s) hereof shall be determined invalid or unenforceable under applicable law, such provision(s) shall insofar as possible, be construed or applied in such a manner as will permit enforcement; otherwise, this Fifth Amendment shall be construed as those such provision(s) had never been made a part hereof. This Fifth: Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Time is of the essence of each and every provision of this Fifth Amendment. This Fifth Amendment shall bind and inure to the parties’ respective successors. This Fifth Amendment, together with the Lease and the First Amendment to Lease, the Second Amendment to Lease, the Third Amendment to Lease and the Fourth Amendment to Lease, represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior written agreements, representations, and covenants, oral or written. This Fifth Amendment may be executed in multiple counterparts, which when taken together, shall constitute a complete original document. Facsimile or electronic counterpart signatures to this Fifth Amendment shall be acceptable and binding.

Executed as a sealed instrument as of 31st day of May, 2016.

LANDLORD:
Zoom Group LLC

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT:
Ginkgo Bioworks, Inc.

By:	/s/ Barry Canton
Barry Canton, its Founder